PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
To Prospectus dated February 23, 2010	Registration Statement No. 333-159253

$10,000,000

PONIARD PHARMACEUTICALS, INC.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $10,000,000 of shares of our common stock to Small Cap Biotech Value, Ltd., or Small Cap Biotech, pursuant to a Common Stock Purchase Agreement between us and Small Cap Biotech, dated as of December 20, 2010, which we refer to as the Purchase Agreement.  The offering price, net of discounts and commissions payable by us, will be at a discount of between 6.0% and 7.0% from the volume-weighted average price of our common stock at the time of sale, as reported on The Nasdaq Capital Market.  Upon each sale of our common stock to Small Cap Biotech, we have agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC (“FWG/Reedland”), a placement agent commission equal to 1.0% of the aggregate dollar amount paid to us for the common stock purchased by Small Cap Biotech.  The specific terms of any offering will be provided by way of a prospectus supplement.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Small Cap Biotech to the public.  Small Cap Biotech is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and any profits on the sales of shares of our common stock by Small Cap Biotech and any discounts, commissions or concessions received by Small Cap Biotech may be deemed to be underwriting discounts and commissions under the Securities Act.

We agreed to issue to Small Cap Biotech pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, in consideration of its execution and delivery of the Purchase Agreement, 221,218 shares of our common stock on or about December 23, 2010.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PARD.”  On December 20, 2010, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.48 per share.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2010

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated February 23, 2010 are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this “shelf” registration process, we may sell from time to time in one or more offerings up to $60,000,000 in aggregate offered amount of our securities described in the accompanying prospectus.  As of the date of this prospectus supplement, we had sold $20,295,772 of securities under the registration statement, leaving $39,704,228 of securities that we may offer and sell in the future under the registration statement, including up to $10,000,000 in shares of common stock that we may offer and sell in this offering.

This prospectus supplement and the accompanying prospectus (File No. 333-159253) relate to the offer by us of shares of our common stock to a certain investor.  We provide information to you about this offering of shares of our common stock in two separate documents that are bound together:  (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering.  Generally, when we refer to this “prospectus,” we are referring to both documents combined.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.  You should read this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus when making your investment decision.  You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with information that is different.  We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

In this prospectus supplement, unless the context otherwise indicates, the terms “Poniard,” “the Company,” “we,” “our” and “us” or similar terms refer to Poniard Pharmaceuticals, Inc.  Our logo, trademarks and service marks are the property of Poniard.  Other trademarks or service marks appearing in this prospectus supplement and in the accompanying prospectus are the property of their respective holders.

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PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement and in the accompanying prospectus.  This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the more detailed information set out in this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.

Poniard Pharmaceuticals, Inc.

Our Business

We are a biopharmaceutical company focused on the development and commercialization of cancer therapeutics. Our lead product candidate is picoplatin, a new generation platinum-based cancer therapy that has the potential to become a platform product for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications.  Picoplatin is a chemotherapeutic designed to treat solid tumors that are resistant to existing platinum-based cancer therapies.  Clinical studies in over 1,100 patients to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  We have completed a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of patients with small cell lung cancer.  This trial did not meet its primary endpoint of overall survival, potentially due to an imbalance in the use of post-study chemotherapy between the picoplatin and best supportive care treatment arms.  We also have completed separate Phase 2 trials evaluating picoplatin as a first-line treatment of metastatic colorectal cancer and castration-resistant (hormone-refractory) prostate cancer and a Phase 1 study evaluating our oral formulation of picoplatin in solid tumors.

On March 24, 2010, following a detailed analysis of primary and updated data from our Phase 3 study and an evaluation of the ongoing New Drug Application process, we announced that were suspending our efforts to seek regulatory approval for picoplatin in the second-line treatment of patients with small cell lung cancer.  In conjunction with this action, we completed a substantial reorganization of our workforce, reducing the number of employees to 12, effective April 30, 2010.  We are focusing our resources on developing registration strategies for picoplatin in colorectal, prostate, ovarian and lung cancers.  In addition, we have engaged the investment banking firm of Leerink Swann LLC to conduct a comprehensive review of strategic alternatives aimed at optimizing the value of our picoplatin program for our shareholders. These strategic alternatives could include a recapitalization, financing, merger, asset sale or partnership.

We have since our inception dedicated substantially all of our resources to research and development.  We have not generated significant revenue from any product sales to date and have operated at a loss in each year of our existence. As of September 30, 2010, we had an accumulated deficit of $433.7 million.  We expect to incur additional operating losses for the foreseeable future. If picoplatin is not shown to be safe and effective, we will not receive the required regulatory approvals for commercial sale of such product.  We will require substantial additional capital to support the continued development of picoplatin and our future operations.  We may not be able to obtain required additional capital or enter into relationships with corporate partners and other third parties on a timely basis, on terms that ultimately prove favorable to us, or at all.  Conditions in the capital markets in general, and in the life science capital markets specifically, may affect our potential financing sources and opportunities for strategic transactions.  If we are unable to secure additional capital to fund working capital and capital expenditure requirements, we may be forced to explore liquidation alternatives, including seeking protection from creditors through the application of bankruptcy laws.

Certain Balance Sheet Data

Our cash, cash equivalents and short-term investments was approximately $23.3 million as of September 30, 2010.

Transfer of Common Stock to The Nasdaq Capital Market

On December 14, 2010, The Nasdaq Stock Market, or Nasdaq, approved our application to transfer our common stock listing from The Nasdaq Global Market to The Nasdaq Capital Market.  Our common stock began trading on The Nasdaq Capital Market at the opening of business on December 17, 2010.  On July 20, 2010, Nasdaq notified us that our common stock is not in compliance with the $1.00 minimum bid price required for continued listing on The Nasdaq Global Market and provided us an initial 180-day period, until January 18, 2011, to regain compliance.  In order to demonstrate compliance with the minimum bid price requirement, our common stock must close at $1.00 or more for a minimum of 10 consecutive trading days.  Upon transfer to The Nasdaq Capital Market, we were afforded the remainder of the initial 180-day compliance period.  At the end of such initial period, we expect to meet applicable Nasdaq Capital Market listing requirements that will qualify us for an additional 180-day compliance period in which to cure the deficiency.

Corporate Information

We were incorporated in Washington in 1984 under the name NeoRx Corporation.  In September 2006, we changed our name to Poniard Pharmaceuticals, Inc.  Our principal executive offices are located at 750 Battery Street, Suite 330, San Francisco, California 94111.  Our telephone number is (650) 583-3774.  Our website address is www.poniard.com.  The information on or accessible through our website is not part of this prospectus supplement and should not be relied upon in connection with making an investment in our securities.

The Offering

Common stock offered by us pursuant to this prospectus supplement	Shares of common stock with aggregate gross sale proceeds of up to $10.0 million

Proceeds of offering

The proceeds from this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate. We estimate that our net maximum proceeds, after discounts and placement agent commissions and offering expenses, will be up to approximately $9.1 million. We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less, and we may raise less than the maximum $10.0 million aggregate gross sales proceeds permitted by this prospectus supplement.

Use of proceeds	We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes.

Nasdaq Capital Market symbol	PARD

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Effective date	The Purchase Agreement governing this offering became effective on December 20, 2010.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  Before you make a decision to invest in our common stock, you should consider carefully the risks described below and in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 16, 2010, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in our subsequent filings with the SEC.  If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

Additional Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering and may allocate the net proceeds in ways that you and other shareholders may not approve.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

The sale of our common stock in this offering and any future sales of our common stock may depress our stock price.

If we elect to draw down amounts under the Purchase Agreement, which will result in the sale of shares of our common stock to Small Cap Biotech, any such draw downs will have a dilutive impact on our existing shareholders.  Small Cap Biotech may resell some or all of the shares we issue to it pursuant to draw downs under the Purchase Agreement and such sales could cause the market price of our common stock to decline.  To the extent of any such decline, any subsequent draw downs would require us to issue a greater number of shares of common stock to Small Cap Biotech in exchange for each dollar of proceeds received from the draw down. Under these circumstances, our existing shareholders would experience greater dilution and the total amount of the financing that we will be able to raise pursuant to the Purchase Agreement could be significantly lower than $10.0 million.  Although Small Cap Biotech is precluded from short sales of shares acquired pursuant to draw downs under the Purchase Agreement, the sale of our common stock under the Purchase Agreement, or the perception that such sales could occur, may encourage short sales by third parties, which could contribute to further decline of our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future plans, strategies, intentions, expectations, objectives and goals or to our future financial performance and prospects and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements related to:

•                  our strategic objectives, including completing a comprehensive review of the strategic alternatives available to us;

•                  the nature of the strategic opportunities that we believe may be available to us;

•                  the likelihood of entering into a strategic transaction with respect to picoplatin on optimal terms, or at all;

•                  our willingness or ability to implement any proposals received;

•                  the adequacy of our current cash resources, potential costs and our projected cash needs;

•                  the potential sources and availability of adequate capital to continue operations;

•      our ability to regain and maintain compliance with applicable Nasdaq listing requirements;

•                  the safety and efficacy of picoplatin;

•                  our planned picoplatin development and regulatory activities, including proposed registration strategies, clinical studies and product indications;

•                  the scope of our intellectual property protection;

•                  the commercial viability and potential markets for picoplatin;

•                  estimates of the capacity of clinical and commercial contractors to support our picoplatin program;

•                  future regulatory approvals; and

•                  the future of our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  Discussions concerning these forward-looking statements can be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, as well as updates or amendments thereof reflected in subsequent filings with the SEC.  These statements are based largely on our expectations and projections about future events and trends affecting our business and are subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors.”  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

The proceeds form this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate.  We expect that our net maximum proceeds, after discounts, placement agent commissions, legal, accounting and printing fees and other offering expenses paid by us, will be up to approximately $9.1 million.  We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less, and we may raise less than the maximum $10.0 million in aggregate gross offering proceeds permitted by this prospectus supplement.

We currently intend to use the net proceeds from the sale of our common stock for working capital and other general corporate purposes as we conclude our review of strategic alternatives, including a recapitalization, financing, merger, asset sale or partnership, aimed at optimizing the value of our picoplatin program for our shareholders.

The amounts actually expended may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering and our progress in implementing a strategic transaction, the availability of additional financing and other factors. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose, and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending use of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not paid dividends on our common stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.  In addition, the terms of any future debt or credit facility may restrict our ability to pay dividends.

PLAN OF DISTRIBUTION

On December 20, 2010, we entered into a common stock purchase agreement with Small Cap Biotech for what is sometimes termed an equity line of credit arrangement.  The common stock purchase agreement, or the Purchase Agreement, provides that, upon the terms and subject to the conditions set forth therein, Small Cap Biotech is committed to purchase from us up to $10.0 million worth of shares of our common stock over the approximately 18-month term of the Purchase Agreement; provided, however, except as set forth in the immediately following sentence, in no event may we sell under the Purchase Agreement more than 9,444,116 shares of common stock, or the Trading Market Limit, which is equal to one share less than 20% of our outstanding shares of common stock on the closing date of the Purchase Agreement, less the shares we issued to Small Cap Biotech in payment of its commitment fee.  The Purchase Agreement provides that the Trading Market Limit will not be applicable for any purposes of the Purchase Agreement or the transactions contemplated thereby, solely to the extent (and only for so long as) the average purchase price of all common shares issued by us to Small Cap Biotech, taking into account all discounts and the shares issued to Small Cap Biotech in payment of its commitment fee, equals or exceeds $0.491 per share, which represents (i) the consolidated closing bid price per share of our common stock as reported on Nasdaq on the closing date of the Purchase Agreement and (ii) an incremental amount to account for the issuance of shares to Small Cap Biotech in payment of its commitment fee, subject to upward adjustment for any common shares issued by us in payment of partial damages for failing to timely deliver shares to Small Cap Biotech in accordance with the Purchase Agreement.

From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Small Cap Biotech with draw down notices requiring Small Cap Biotech to purchase a specified dollar amount of shares of our common stock, subject to certain limitations and so long as specified conditions are met.  The price per share at which the shares will be sold, and therefore the number of shares to be sold pursuant to the draw down notice, is determined over an eight consecutive trading-day period, or such other period as is mutually agreed by Small Cap Biotech and us, referred to as the pricing period.  We are able to present Small Cap Biotech with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down allowed per pricing period and a minimum of five trading days required between each draw down period.  Each draw down is limited in size, unless otherwise mutually agreed by Small Cap Biotech and us, to the lesser of (i) certain agreed-upon draw down amounts (the largest of which is $2.5 million), based on the threshold price (discussed below) established by us for the draw down, and (ii) 2.5% of our market capitalization at the time of such draw down.

Once presented with a draw down notice, Small Cap Biotech is required to purchase a pro rata portion of the dollar amount of shares specified in the notice for each trading day during the pricing period on which the daily volume-weighted average price for our common stock exceeds a threshold price specified by us in the draw down notice.  The per share purchase price for the shares sold on any particular trading period during the pricing period will equal the daily volume-weighted average price of our common stock for that day, less a discount ranging  from 6.0%  to 7.0%. The amount of the discount varies based on the threshold price specified by us.  If the daily volume-weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Small Cap Biotech will not be required to purchase the pro rata portion of  the dollar amount of shares of common stock allocated to that day.  However, at its election, Small Cap Biotech may buy the pro rata portion of dollar amount of shares allocated to that day at the threshold price, less the discount described above.  The total number of shares sold to Small Cap Biotech during each draw down will be the sum of the number of shares required and/or elected to be purchased on each day of the pricing period.  The Purchase Agreement also provides that from time to time, and at our sole discretion, we may grant Small Cap Biotech the option to purchase additional shares of our common stock up to an aggregate amount specified by us during each draw down pricing period.  Upon Small Cap Biotech’s exercise of such option, we would sell to Small Cap Biotech the shares of our common stock subject to such option at a price equal to the greater of the daily volume-weighted average price of our common stock on the day Small Cap Biotech notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as for the fixed amount set forth in the draw down notices.

The shares of our common stock offered and sold to Small Cap Biotech under the Purchase Agreement have been registered in our registration statement on Form S-3 (File No. 333-159253).  In addition to our issuance of shares of common stock to Small Cap Biotech pursuant to the Purchase Agreement, the registration statement also covers the sale of those shares from time to time by Small Cap Biotech to the public.  Small Cap Biotech is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Small Cap Biotech has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made on The Nasdaq Capital Market at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Small Cap Biotech has informed us that each such broker-dealer will receive commissions from Small Cap Biotech which will not exceed customary brokerage commissions.  In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker-dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.  We will pay the fees associated with a filing for the equity line of credit arrangement with the FINRA, and Small Cap Biotech will pay all other expenses associated with the sale of our common stock it acquires pursuant to the Purchase Agreement.

Among other customary conditions to the parties’ obligations under the Purchase Agreement, we are not permitted to deliver any draw down notice to Small Cap Biotech, and Small Cap Biotech is not obligated to purchase any shares of our common stock under the Purchase Agreement, unless and until we have received written confirmation from the FINRA to the effect that the FINRA’s Corporate Finance Department has determined not to raise any objection with respect to the fairness or reasonableness of the terms of the Purchase Agreement or the transactions contemplated thereby.  If the FINRA raises an objection to the terms of the Purchase Agreement or otherwise fails to confirm in writing that it has no objection, and such objection shall not have been resolved or such confirmation of no objection shall not have been obtained prior to February 18, 2011, either we or Small Cap Biotech may terminate the Purchase Agreement, provided that the terminating party used its commercially reasonable efforts to resolve the objection and obtain such written confirmation in accordance with the terms of the Purchase Agreement and the terminating party’s breach of the Purchase Agreement was not a principal cause of the FINRA’s objection or failure to obtain such confirmation from the FINRA.

The shares of common stock may be sold in one or more of the following manners:

•                  Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•                  A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Small Cap Biotech has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Small Cap Biotech nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice.  Small Cap Biotech has agreed that during the periods listed above neither it nor any of its affiliates will enter into a short position with respect to shares of our common stock, except that Small Cap Biotech may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Small Cap Biotech covers any such sales with the shares purchased pursuant to such draw down notice.  Small Cap Biotech has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Small Cap Biotech and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock by Small Cap Biotech or any unaffiliated broker-dealer. Under these rules and regulations, Small Cap Biotech and any unaffiliated broker-dealer:

•                  may not engage in any stabilization activity in connection with our securities;

•                  must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our registration statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•                  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Small Cap Biotech and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Small Cap Biotech and each person who controls Small Cap Biotech against certain liabilities, including liabilities under the Securities Act.  We have agreed to pay up to $25,000 of Small Cap Biotech’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Small Cap Biotech in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation.  Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Small Cap Biotech on the applicable settlement date, and such failure continues for ten trading days, we have agreed to pay Small Cap Biotech damages in cash or restricted shares of our common stock, at Small Cap Biotech’s election.  Small Cap Biotech has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act that may be based upon written information furnished by Small Cap Biotech to us for inclusion in this prospectus or any other prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Small Cap Biotech under the Purchase Agreement, we have also agreed to pay FWG/Reedland, a placement fee equal to 1.0% of the aggregate dollar amount of common stock purchased by Small Cap Biotech.  We have agreed to indemnify and hold harmless FWG/Reedland against certain liabilities, including liabilities under the Securities Act.  We have agreed to pay up to $10,000 for FWG/Reedland’s reasonable attorneys’ fees and expenses incurred in connection with the preparation of any filings required to be made by FWG/Reedland in connection with the equity line of credit arrangement.

In consideration of Small Cap Biotech’s execution and delivery of the Purchase Agreement, we agreed to issue to Small Cap Biotech upon execution of the Purchase Agreement 221,218 shares of our common stock.  The registration statement to which this prospectus relates covers the issuance of those shares to Small Cap Biotech, as well as the sale of those shares from time to time by Small Cap Biotech to the public.

Termination of Commerce Court Equity Line of Credit

Immediately prior to our entry into the Purchase Agreement on December 20, 2010, we and Commerce Court Small Cap Value Fund, Ltd., or Commerce Court, terminated the equity line of credit facility under the common stock purchase agreement between Commerce Court and us dated February 23, 2010.  We completed one draw down of 4,229,000 common shares under the Commerce Court facility on March 15, 2010, for which we received net proceeds of approximately $6.1 million.

LEGAL MATTERS

Our counsel, Perkins Coie LLP, Seattle, Washington, will pass upon the validity of the issuance of the shares of common stock that we are offering.

EXPERTS

The consolidated financial statements of Poniard Pharmaceuticals, Inc. appearing in Poniard Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Poniard Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Poniard Pharmaceuticals, Inc. and subsidiary as of December 31, 2008 and for the years ended December 31, 2008 and 2007 appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows. Furthermore, the Company’s long-term debt agreement contains certain covenants that require the Company to maintain a certain level of unrestricted cash and cash equivalents, and contains certain substantive acceleration clauses related to material adverse changes which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part.  The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement.  For further information about us and the common stock we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement.  With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement or to a document incorporated by reference in the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.  In addition, our common stock is listed on The Nasdaq Capital Market and similar information can be inspected and copied at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below (in each case, SEC File No. 000-16614) and any future information filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•                  our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010;

•                  our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed on May 10, 2010;

•                  our Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed on August 9, 2010;

•                  our Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed on November 9, 2010;

•                  our Current Reports on Form 8-K, filed on January 27, 2010, February 3, 2010, February 11, 2010, February 18, 2010, February 19, 2010, February 23, 2010, March 8, 2010, March 12, 2010, March 19, 2010, March 25, 2010, June 8, 2010, June 14, 2010, July 23, 2010, September 15, 2010, December 1, 2010, December 16, 2010, and December 21, 2010;

•                  our Definitive Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Shareholders, filed on April 28, 2010; and

•                  the description of our common stock contained in our registration statement on Form 8-A, filed on March 24, 1988 under Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

We will provide, upon written or oral request, without charge to each person, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information incorporated by reference (exclusive of exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). Requests should be directed to:

Poniard Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, California 94111

Attention: Investor Relations

(650) 583-3774

PROSPECTUS

PONIARD PHARMACEUTICALS, INC.

$60,000,000

COMMON STOCK AND WARRANTS

We may from time to time in one or more offerings sell up to $60,000,000 in the aggregate, inclusive of any exercise price thereof, of:

•                  shares of our common stock;

•                  warrants to purchase shares of our common stock; or

•                  a combination of the foregoing.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide the specific terms of the offering in a supplement to this prospectus.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our securities.  This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the symbol “PARD.”  Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Stock Market or any other securities exchange of the securities covered by the prospectus supplement.  On February 22, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $1.63 per share.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers.  For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution.”  If any underwriters are involved in the sale of the securities, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

We may also offer from time to time shares of our common stock pursuant to this prospectus and any applicable prospectus supplement in accordance with the terms of a stock purchase agreement we have entered into with Commerce Court Small Cap Value Fund, Ltd., or Commerce Court.  The terms of the stock purchase agreement are described in this prospectus under the section entitled “Plan of Distribution.”  Commerce Court is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, with respect to the shares of our common stock that we may offer pursuant to the stock purchase agreement, and any profits on the sales of shares of our common stock by Commerce Court and any discounts, commissions or concessions received by Commerce Court may be deemed to be underwriting discounts and commissions under the Securities. Act.  We agreed to issue Commerce Court pursuant to the registration statement of which this prospectus forms a part, in consideration of its execution and delivery of the stock purchase agreement, 121,183 shares of our common stock, and this prospectus covers the sale to the public of those shares.  We expect to deliver to Commerce Court the above-referenced shares of common stock on or about February 25, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process.  Under this shelf registration process, we may offer from time to time up to $60,000,000 in the aggregate, inclusive of any exercise price thereof, of the following securities:

•                  shares of our common stock;

•                  warrants to purchase shares of our common stock; or

•                  a combination of the foregoing.

This prospectus provides you with a general description of the securities we may offer.  Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of that offering.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Information Incorporated by Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT PONIARD PHARMACEUTICALS

Poniard is a biopharmaceutical company focused on the development and commercialization of cancer therapeutics.  Our lead product candidate is picoplatin, a new generation platinum-based cancer therapy that has the potential to become a platform product for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications, including small cell lung, colorectal, prostate and ovarian cancers.  Picoplatin is an intravenous platinum-based chemotherapeutic, designed to treat solid tumors that are resistant to existing platinum-based cancer therapies.  Clinical studies to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  We have completed enrollment of a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of patients with small cell lung cancer.  This trial did not meet its primary endpoint of overall survival, and we plan to meet with the FDA to discuss a potential regulatory path forward for picoplatin in this indication.  We also are conducting two separate Phase 2 trials evaluating picoplatin as a first-line treatment of metastatic colorectal cancer and castration-resistant (hormone-refractory) prostate cancer.  Additionally, we have completed a Phase 1 cardiac safety trial of picoplatin and a Phase 1 study evaluating an oral formulation of picoplatin in solid tumors.

Since our inception in 1984, we have dedicated substantially all of our resources to research and development. We have not generated any significant revenue from product sales to date and have operated at a loss in each year of our existence.  We expect to incur additional operating losses in the future.  If picoplatin is not shown to be safe and effective, we will not receive the required regulatory approvals for commercial sale of such product.  We are exploring potential partnering or other strategic relationships to support the continued development of picoplatin.  We may not be able to secure corporate partners or enter into strategic relationships on a timely basis, on terms that ultimately prove favorable to us, or at all.

Our principal executive office and mailing address is 7000 Shoreline Court, Suite 270, South San Francisco, California 94080, and our telephone number is (650) 583-3774.  Our Web site address is www.poniard.com.  The information contained on our Web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.  The risks so described are not the only risks facing our company.  Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.  Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1993.  Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements.  Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters.  You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.  All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, planned clinical trials, proposed products, future regulatory approvals, planned product commercialization, estimated future revenues, projected costs, potential sources of capital, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement.  Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 10-K, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the Commission, all of which you should review carefully.  Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of the securities offered in this prospectus.  Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered in this prospectus for clinical development and potential commercialization of our picoplatin product candidate, working capital and other general corporate purposes.  We also may use such proceeds to acquire or invest in businesses, technologies, products or assets that complement our current business.  However, we currently have no commitments or agreements for any specific acquisitions.  Pending use of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

We are a Washington corporation.  Your rights as a shareholder are governed by the Washington Business Corporation Act, or the WBCA, and our amended and restated articles of incorporation and our restated bylaws, as amended.  The following summary of some of the material terms, rights and preferences of our capital stock is not complete.  You should read our amended and restated articles of incorporation, which we refer to as our articles of incorporation, and our restated bylaws, as amended, which we refer to as our bylaws, for more complete information.

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, $0.02 par value.  As of February 23, 2010, we had 42,723,079 shares of common stock outstanding.  We do not currently have in effect a shareholder rights plan.

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the shareholders.  Common shareholders are entitled to cumulative voting with respect to the election of directors and, a consequence, each shareholder may accumulate the number of votes that it would be permitted to cast in favor of or against all director nominees and cast them for or against a single nominee, or distribute them among as many nominees as the shareholder desires.  Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock.  The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.  All outstanding shares of common stock are fully paid and nonassessable, and the shares of our common stock to be issued under this prospectus will be fully paid and nonassessable.

Preferred Stock

The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock.  We are authorized to issue up to 2,998,425 shares of preferred stock, $0.02 par value, of which up to 1,120,000 shares have been designated as $2.4375 Convertible Exchangeable Preferred Stock, Series 1, $0.02 par value, 78,768 shares of which were outstanding on February 23, 2010.  The remaining shares of authorized preferred stock are presently undesignated.  We currently have no plans to issue any additional shares of preferred stock.

Under our articles of incorporation, our board of directors is authorized generally without shareholder approval to issue shares of preferred stock in one or more series and, in connection with the creation of each such series, to fix the number of shares of such series and designate the powers, preferences and rights of such series, including dividend rights, redemption rights, liquidation preferences, sinking fund provisions, conversion rights and voting rights, any or all of which may be greater than the rights of the common stock.  Preferred stock could be issued with terms and conditions that could have the effect of delaying or preventing a hostile takeover attempt, changes of control, or changes in or removal of our management, including transactions that are favored by a majority of independent shareholders or in which the shareholders might otherwise receive a premium over the market price of their shares.  In addition, the issuance of preferred stock may decrease the amount of earnings and assets available for distribution to our common shareholders and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Antitakeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Washington Law

The following summary of certain provisions of the WBCA and our articles of incorporation and bylaws is not complete.  You should read the WBCA and our articles of incorporation and bylaws for a more complete information.  The business combination provisions of Washington law, which are discussed below, and the provisions of our articles of incorporation and bylaws that are discussed below could have the effect of discouraging offers to acquire us and, if any such offer is made, could increase the difficulty of consummating such offer, even if the offer contains a premium price for holders of common stock or otherwise benefits shareholders.

Issuance of Preferred Stock.  As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock.  As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a hostile takeover attempt, changes of control or changes in or removal of our management, including transactions that are favored by our shareholders.

Shareholder Meetings.  Our bylaws provide that our shareholders may call a special meeting only upon the request of holders of at least 10% of the voting power of all shareholders.  Additionally, our board of directors, the chairman of the board and the president each may call special meetings of shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals.  Our bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.  The existence of these advance notification provisions may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of our board of directors or proposing actions opposed by our board of directors.

Washington Takeover Statute.  Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders.  Chapter 23B.19 of the WBCA generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities.  Such prohibited transactions include, among other things:

•                  a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•                  termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•                  receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute.  A corporation may not “opt out” of this statute.  We expect the existence of this provision to have an antitakeover effect with respect to transactions that our board of directors does not approve in advance and may discourage takeover attempts that might result in the payment of a premium over the market price for common stock held by shareholders or otherwise might benefit shareholders.

Limitations of Liability and Indemnification Matters.  Pursuant to our articles and bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of our company or who, while an officer or director of our company, is or was serving at our request as an director, officer, employee or agent of our company or another company or partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by us to the fullest extent permitted by Washington law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith.  Such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.  We have entered into indemnification agreements with each of our directors.  The indemnification agreements set out, among other things, the process for determining entitlement to indemnification, the conditions to advancement of expenses, the procedures for directors’ enforcement of indemnification rights, the limitations on indemnification, and the requirements relating to notice and defense of claims for which indemnification is sought.  These agreements are in addition to the indemnification provided to our directors under our articles of incorporation and bylaws in accordance with Washington law.

Our articles of incorporation provide that, to the fullest extent permitted by Washington law, a director of our company shall not be liable to the corporation or its shareholders for monetary damages for his or her conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Nasdaq Global Market

Our common stock is quoted on the Nasdaq Global Market under the symbol “PARD.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock.  The warrants may be issued independently or together with shares of our common stock.  The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, or under such other arrangement as is described in the prospectus supplement relating to warrants being offered pursuant to such prospectus supplement.  We have not entered into any warrant agreements at this time.  The following description of the warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.  If we enter into a warrant agreement, we will file a prospectus supplement which will specify the negotiated terms of the particular series of warrants to be issued pursuant to the prospectus supplement, which terms may be different from, or in addition to, the terms set forth below.

Warrants

The applicable prospectus supplement will describe the following terms of warrants offered:

•                  the title of the warrants;

•                  the number of common shares for which the warrants are exercisable;

•                  the price or prices at which the warrants will be issued;

•                  the provisions, if any, for changes to or adjustments in the exercise price;

•                  the provisions, if any, for call rights or put rights relating to the warrants or the underlying common shares;

•                  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•                  if applicable, the number of warrants issued with each share of our common stock;

•                  a discussion of any material federal income tax consequences of holding or exercising the warrants; and

•                  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

The exercise price payable and the number of shares of our common stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of our common stock or a stock split, reverse stock split, combination, subdivision or reclassification of our common stock.  In lieu of adjusting the number of shares of our common stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants.  No fractional shares will be issued upon exercise of the warrants, but we will pay the cash value of any fractional shares otherwise issuable.  Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock into which the warrant was exercisable immediately prior to such transaction.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such shares of our common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby.  Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby.  After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered.  Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, direct the issuance of the shares of our common stock purchasable upon such exercise.  If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers.  We may also sell the securities directly to institutional investors or other purchasers or through agents.  We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•                  at a fixed price or prices, which may be changed;

•                  at market prices prevailing at the time of sale;

•                  at prices related to such prevailing market prices; or

•                  at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale of any of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.  If a dealer is used in a sale, we may sell the securities to the dealer as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

We or our agents may solicit offers to purchase the securities from time to time, and we or our agents may make sales directly to institutional investors or others.  Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.  In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement.  If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to close out any related short positions.  We also may loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.  The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with the sale of the securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of the securities for whom they may act as agents.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, or the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.  Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving the securities.  We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or the FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.  The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future.  Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.  The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject.  The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

Our common stock currently is traded on the Nasdaq Global Market.  Any underwriters may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  Each prospectus supplement will contain updated information as to the listing of the securities on the Nasdaq Stock Market or any other securities exchange.  We cannot guarantee the liquidity of, or trading market for, the securities.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities.  Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.  If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market.  The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement.  In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters and selling group members.  This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.  In general, purchases of securities for the purpose of stabilizing or to reduce a short position could cause the price of the securities to be higher than it might be in the absence of such purchases.  The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher that it would otherwise be.  If commenced, the representatives of the underwriters may discontinue any of the transactions at any time.  These transactions may be effected on any exchange on which the securities is traded, in the over-the-counter market, or otherwise.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In order to comply with the securities laws of certain jurisdictions, if applicable, the securities offered by this prospectus may be offered and sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain jurisdictions the securities offered by this prospectus may not be offered or sold unless such securities have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available.

Equity Line of Credit

On February 23, 2010, we entered into what is sometimes termed an equity line of credit arrangement with Commerce Court Small Cap Value Fund, Ltd., or Commerce Court.  Specifically, we entered into a Common Stock Purchase Agreement, or the Purchase Agreement, which provides that, upon the terms and subject to the conditions set forth therein, Commerce Court is committed to purchase up to $20 million worth of shares of our common stock over the approximately 18-month term of the Purchase Agreement; provided, however, in no event may we sell under the Purchase Agreement more than 8,423,431 shares of common stock, which is equal to one share less than twenty percent of our outstanding shares of common stock on the closing date of the Purchase Agreement, less the number of shares we issued to Commerce Court on the closing date in payment of its commitment fee.

From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Commerce Court with draw down notices to purchase our common stock over eight consecutive trading days or such other period mutually agreed upon by us and Commerce Court, or the draw down period, with each draw down subject to limitations based on the price of our common stock and a limit of 2.5% of our market capitalization at the time of such draw down (which limitations may be modified or waived by mutual agreement of the parties).  We are able to present Commerce Court with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down notice allowed per draw down period and a minimum of five trading days required between each draw down period.

Once presented with a draw down notice, Commerce Court is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us for such draw down.  The per share purchase price for these shares will equal the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.125% to 5.0%, based on the trading price of our common stock.  If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Commerce Court will not be required to purchase the pro-rata portion of shares of common stock allocated to that day.  However, at its election, Commerce Court may buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that, from time to time and at our sole discretion, we may grant Commerce Court the right to exercise one or more options to purchase additional shares of our common stock during each draw down period for an amount of shares specified by us based on the trading price of our common stock.  Upon Commerce Court’s exercise of an option, we would sell to Commerce Court the shares of our common stock subject to the option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Commerce Court notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as it is calculated in the draw down notices.

In addition to our issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, the registration statement to which this prospectus relates also covers the sale of those shares from time to time by Commerce Court to the public.  Commerce Court is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Commerce Court has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Commerce Court has informed us that each such broker-dealer will receive commissions from Commerce Court which will not exceed customary brokerage commissions.  Commerce Court may also pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

In connection with this transaction, a filing will be made with the Corporate Finance Department of the Financial Industry Regulatory Authority, or FINRA, pursuant to FINRA Rule 5110.  Among other customary conditions to the parties’ obligations under the Purchase Agreement, we are not permitted to deliver any draw down notice to Commerce Court, and Commerce Court is not obligated to purchase any shares of our common stock under the Purchase Agreement, unless and until we have received written confirmation from the FINRA to the effect that the FINRA’s Corporate Finance Department has determined not to raise any objection with respect to the fairness or reasonableness of the terms of the Purchase Agreement or the transactions contemplated thereby.  If the FINRA raises an objection to the terms of the Purchase Agreement or otherwise fails to confirm in writing that it has no objection, and such objection shall not have been resolved or such confirmation of no objection shall not have been obtained prior to April 24, 2010, either we or Commerce Court may terminate the Purchase Agreement, provided that the terminating party used its commercially reasonable efforts to resolve the objection and obtain such written confirmation in accordance with the terms of the Purchase Agreement and the terminating party’s breach of the Purchase Agreement was not a principal cause of the FINRA’s objection or failure to obtain such confirmation from the FINRA.

The shares of common stock issued under the Purchase Agreement may be sold in one or more of the following manners:

•      ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•      a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Commerce Court has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Commerce Court nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice.  Commerce Court has agreed that during the periods listed above neither it nor any of its affiliates will enter into a short position with respect to shares of our common stock except that Commerce Court may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Commerce Court covers any such sales with the shares purchased pursuant to such draw down notice.  Commerce Court has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Commerce Court and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock by Commerce Court or any unaffiliated broker-dealer.  Under these rules and regulations, Commerce Court and any unaffiliated broker-dealer:

•      may not engage in any stabilization activity in connection with our securities;

•      must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our registration statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•      may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock purchased and sold by Commerce Court and any unaffiliated broker-dealer.

We have agreed to indemnify and hold harmless Commerce Court and each person who controls Commerce Court against certain liabilities, including certain liabilities under the Securities Act.  We have agreed to pay up to $40,000 of Commerce Court’s reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Commerce Court in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation.  If we issue a draw down notice and fail to deliver the shares to Commerce Court on the applicable settlement date, and such failure continues for ten trading days, we have agreed to pay Commerce Court liquidated damages in cash or restricted shares of our common stock, at Commerce Court’s option.

Commerce Court has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including certain liabilities under the Securities Act that may be based upon written information furnished by Commerce Court to us for inclusion in this prospectus or any other prospectus or prospectus supplement related to this transaction.

Upon each sale of our common stock to Commerce Court under the Purchase Agreement, we have agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, or Reedland, a placement fee equal to 1.0% of the aggregate dollar amount received by the Company for the common stock purchased by Commerce Court in such sale.  We also have agreed to pay up to $10,000 of Reedland’s attorneys’ fees and expenses incurred by Reedland in connection with the preparation of filings required to be made on behalf of Reedland in connection with the Purchase Agreement and the related transaction pursuant to FINRA Rule 5110.  We have agreed to indemnify and hold harmless Reedland and each person who controls Reedland against certain liabilities, including certain liabilities under the Securities Act.

In consideration of Commerce Court’s execution and delivery of the Purchase Agreement, we agreed to issue to Commerce Court upon the execution of the Purchase Agreement 121,183 shares of our common stock.  The registration statement to which this prospectus relates covers the issuance of those shares to Commerce Court, as well as the sale of those shares from time to time by Commerce Court to the public.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Poniard Pharmaceuticals, Inc. and subsidiary as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2008 of Poniard Pharmaceuticals, Inc., appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows. Furthermore, the Company’s long-term debt agreement contains certain covenants that require the Company to maintain a certain level of unrestricted cash and cash equivalents, and contains certain subjective acceleration clauses related to material adverse changes which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission.  These documents may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can get further information about the Public Reference Room by calling 1-800-SEC-0330.  The Commission also maintains an Internet Web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.  In addition, our common stock is listed on the Nasdaq Global Market and similar information can be inspected and copied at the offices of the FINRA, 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act.  As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission.  For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form S-3, which may be obtained from the locations described above.  Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete.  If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.  Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

In reviewing contracts or other documents filed as an exhibit or incorporated by reference in the registration statement, it is important to remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about our company or the other parties to the documents.  The documents filed as exhibits or incorporated by reference in the registration statement may contain representations and warranties of each of the parties to the applicable document.  These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•                  should not be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate;

•                  have been qualified by disclosures that were made to the other party in connection with the negotiation of the agreement, which disclosures are not necessarily reflected in the agreement;

•                  may apply standards of materiality in a way that is different from what may be viewed as material to you and other investors; and

•                  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs of as of the date they were made or any other time.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file later with the Commission will automatically update and supersede this information.  The following documents filed with the Commission (in each case, Commission File No. 000-16614) are incorporated by reference in this prospectus:

•                  our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 16, 2009;

•                  our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the Commission on May 11, 2009;

•                  our Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the Commission on August 7, 2009;

•                  our Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Commission on November 6, 2009;

•                  our Current Reports on Form 8-K, filed with the Commission on February 19, 2009, March 16, 2009, March 20, 2009, May 26, 2009, June 5, 2009, June 25, 2009, July 13, 2009, August 20, 2009, September 16, 2009, November 16, 2009, November 20, 2009, December 1, 2009, December 21, 2009, December 24, 2009, January, 27, 2010, February 3, 2010, February 11, 2010, February 18, 2010, February 19, 2010 and February 23, 2010;

•                  our Definitive Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Shareholders, filed with the Commission on April 30, 2009; and

•                  the description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on March 24, 1988 under Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act until this offering is completed, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except for information furnished under Item 2.02 or Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K which are not deemed to be filed and not incorporated by reference herein.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at:

Poniard Pharmaceuticals, Inc.

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

Telephone (650) 583-3774

Attention:  Investor Relations

PONIARD PHARMACEUTICALS, INC.

PROSPECTUS